Exhibit 8.1

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0100 F: +1 202.637.3593

July 23, 2026

Hashdex Asset Management Ltd.

P.O. Box 309

Ugland House, Grand Cayman

KY1-1104, Cayman Islands

Re:	Prospectus to be filed with the SEC on or about July 23, 2026 with respect to the Hashdex Nasdaq CME Crypto Index ETF

Ladies and Gentleman:

We have acted as tax counsel for Hashdex Asset Management Ltd., a Cayman Islands limited company (the “Company”), with respect to certain legal matters in connection with the offer and sale of shares representing beneficial interests in Hashdex Nasdaq CME Crypto Index ETF, a Delaware statutory trust (the “Fund”). The Fund’s shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-1 (File No. 333-280990) (as amended, the “Registration Statement”). We have participated in the preparation of the discussion set forth under the caption ‘U.S. Federal Income Tax Considerations’ (the “Discussion”) in the prospectus supplement to be filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) under the Securities Act (the “Prospectus Supplement”). This opinion letter is being filed as an exhibit to the Registration Statement.

In rendering our opinions, we have considered and relied upon the representation letter dated July 23, 2026 (the “Representation Letter”) and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), rulings and other judicial decisions regarding the Code and the Regulations by the courts, and administrative interpretations of the Code and the Regulations by the Internal Revenue Service (“IRS”), all as they exist as of the date hereof. The Code, Regulations, rulings and judicial decisions by the courts, and IRS administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.

Based on the foregoing and subject to all of the assumptions, qualifications and limitations set forth in this opinion letter, the representations set forth in the Representation Letter and the qualifications and assumptions stated in the Discussion, we are of the opinion that:

1.	The Discussion, although general in nature, constitutes, in all material respects, a fair and accurate summary under current law of the material United States federal income tax consequences of the ownership and disposition of an interest in the Fund. The United States federal income tax consequences of the ownership and disposition of an interest in the Fund by a holder will depend upon that holder’s particular situation, and we express no opinion as to the completeness of the Discussion as applied to any particular holder.

2.	The Fund more likely than not will be treated as a partnership that is not taxable as a corporation for United States federal income tax purposes.

3.	Bitcoin, ether, XRP, solana, cardano, chainlink, stellar, and bitcoin cash (collectively, the “Crypto Assets”) more likely than not will be considered commodities for purposes of the qualifying income exception under section 7704 of the Code.

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Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

This opinion letter is limited to the matters specifically set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinions are based upon the current state of the law and facts and are rendered as of the date hereof. We assume no obligation to update or supplement these opinions or any matter related to these opinions to reflect any change of fact, circumstances, or law after the date hereof.

Furthermore, our opinions are not binding on the IRS or a court. In addition, we must note that our opinions represent merely our best legal judgment on the matters presented and that others may disagree with our conclusions herein. There can be no assurance that the IRS will not take a contrary position or that a court would agree with our opinions if litigated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm—Eversheds Sutherland (US) LLP—and these opinions contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Eversheds Sutherland (US) LLP

Eversheds Sutherland (US) LLP